Exhibit 99.1

Cell Therapeutics, Inc. (CTI) and Novuspharma S.p.A.

Complete Merger

Merger strengthens balance sheet and enhances product pipeline and operating synergies

Jan. 2, 2004 Seattle, Washington and Milan, Italy—Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) and Novuspharma S.p.A. (Novuspharma) have completed the merger of Novuspharma into CTI. The merger was approved by the shareholders of both companies in October. All closing conditions have now been satisfied, including approval of the listing of CTI’s common stock on the Nuovo Mercato in Italy. CTI will commence trading on the Nuovo Mercato today under the ticker symbol (CTIC). The Novuspharma shares listed under ticker symbols NOV.MI and NOV IM were delisted and the last day of trading for Novuspharma shares was December 30, 2003. CTI continues to trade on the NASDAQ under the CTIC ticker symbol.

“The strategic fit of this merger is perfect, with both companies focused on hematology and oncology, and in particular the development of next generation chemotherapy agents designed to improve the safety and efficacy of existing agents,” stated James A. Bianco, M.D., President and CEO of CTI. “Completion of this merger is an important step in our urgent mission to make cancer more treatable.”

Highlights of the merger

The combined company will have its own sales force and a pipeline of anti-cancer drugs, including one marketed product – TRISENOX®, two products in late-stage clinical development – XYOTAX™ and Pixantrone, and a robust product pipeline. The complementary expertise of CTI and Novuspharma results in an integrated biopharmaceutical company with capabilities across the entire spectrum of drug discovery, development and commercialization. In addition, the combined company is expected to benefit from a stronger European presence with more global access to patients, physicians, and capital markets.

The company will begin with a balance sheet of approximately $185 million in cash, cash equivalents, securities available-for-sale, and interest receivable (as of December 31, 2003). Resource and cost synergies are expected as a result of the merger.

CTI has issued approximately 15.6 million new shares of CTI common stock as consideration for the approximately 6.4 million Novuspharma ordinary shares outstanding on January 1, 2004. Holders of Novuspharma ordinary shares received 2.45 shares of CTI common stock for each outstanding Novuspharma ordinary share. The exchange of Novuspharma shares for CTI common stock was carried out through a centralized depository system managed by Monte Titoli S.p.A. No fractional CTI shares were issued in the exchange process. Mediobanca S.p.A. acted as Sponsor and Specialist to CTI in the admission of CTI common stock to listing on the Nuovo Mercato in Italy.

Dr. Bianco continues in the role of President and CEO of the merged entity. Silvano Spinelli, Ph.D., formerly Novuspharma’s CEO, has been named Executive Vice President of Development of CTI and Managing Director of Cell Therapeutics, Inc. (Europe). Erich Platzer, M.D., former Chairman of the Board at Novuspharma, and Dr. Spinelli have joined CTI’s Board of Directors as non-executive and executive directors, respectively. A third director to be mutually agreed on by CTI and Novuspharma will be added to CTI’s Board of Directors.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this press release include statements about the CTI/Novuspharma merger. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which CTI expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: costs related to the merger, and other economic, business, competitive, and/or regulatory factors affecting CTI’s and Novuspharma’s businesses generally, including those set forth in CTI’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year and its most recent Quarterly Report on Form 10-Q, especially in the “Factors Affecting Our Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION:

Cell Therapeutics, Inc. (CTI) has filed a proxy statement/prospectus and other documents concerning the merger transaction with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read the proxy statement/prospectus and other relevant documents filed with the SEC because they contain important information. Security holders may obtain a free copy of the proxy statement/prospects and other documents filed by CTI with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from CTI, Investor Relations: 501 Elliott Avenue West, Suite 400 Seattle, WA 98119, www.cticseattle.com.

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For further information please contact:

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com www.cticseattle.com/media.htm

In Europe

Cell Therapeutics, Inc. (Europe) Karl Hanks T: +39 02 61035807 Mobile: +39 335 7882247	Financial Dynamics Sarah MacLeod or Francetta Carr T: +44 (0) 20 7831 3113